3: European Equity 10f3

European Equity 10f3

Transaction

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

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Regus	SAPsi	Caatoosee AG
Underwriters	DB, Merrill Lynch, Morgan Stanley & Co. Ltd.	Commerzbank	Dresdner
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Security	Regus Ordinary Shares	SAPsi Ordinary Shares	Caatoosee Ordinary Shares
Is the affiliate a manager or co-manager of offering?	co-lead	no	No
Name of underwriter or dealer from which purchased	Merrill	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	10/17/2000	9/13/2000	9/20/2000

Total amount of offering sold to QIBs	GBP 350,000,000	-	-
Total amount of any concurrent public offering	-	EUR 165,870,000	EUR 72,660,000
Total	GBP 350,000,000	EUR 165,870,000	EUR 72,660,000

Public offering price	GBP 2.60	EUR 19	EUR 21
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	GBP 0.078 (3%)	EUR 0.285 (1.5%)	EUR 0.5989 (2.85%)

Shares purchased	1,200,000	n/a	/na
Amount of purchase	GBP 3,120,000	n/a	n/a

% of offering purchased by fund	0.89%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.89%	n/a	n/a